                                                                      Exhibit 12


                               NAVARRE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 (in thousands of dollars, except ratio amounts)

                                                    Three Months Ended                   Years Ended March 31,
                                                    Jun-04     Jun-03       2004       2003       2002       2001        2000
Fixed Charges
        Interest Expensed                               41         48        378        194        173        223         476
        Loss of Extinguishment of Debt                  --         --        908         --         --         --          --
        Interest Capitalized                            --         --         --         --         --         --          --
        Estimated Interest Component of
             Rent Expense                               --         --         --         --         --         --          --
        Total Fixed Charges                             41         48      1,286        194        173        223         476

Income/(Loss) from Operations
     Before Income Taxes                             4,562        308      8,313      4,321      2,712    (10,925)     (7,785)
     Add:
        Minority Interest in Consolidated
             Subsidiaries                               --         --         --         --         --         --          --
        Fixed Charges                                   41         48      1,286        194        173        223         476
        Distributed Income from Equity
            Method Investees                            --         --         --         --         --         --          --
        Amortization of Interest Capitalized            --         --         --         --         --         --          --
        Amortization of Capitalized Expenses
            Related to Indebtedness                     77         16         87        108         66         --          --
     Subtract:
        Equity Income/(Losses)                          --         --         --         --         --         --          --
        Minority Interest in Pre-tax Income of
            Subsidiaries that have not Incurred
            Fixed Charges                               --         --         --         --         --         --          --
        Interest Capitalized                            --         --         --         --         --         --          --
Adjusted Earnings                                    4,680        372      9,686      4,623      2,951    (10,702)     (7,309)

 Ratio of Earnings to Fixed Charges                 114.15       7.75       7.53      23.83      17.06     (47.99)     (15.36)